Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACTS:

Investors	Media
Bennett L. Nussbaum	Kathy Lussier
Senior Vice President and Chief Financial Officer	Director of Communications
(904) 370-6655	(904) 370-6025

WINN-DIXIE PROVIDES UPDATE ON IMPACT OF RECENT HURRICANES

Liquidity Remains Stable

JACKSONVILLE, FL, September 30, 2004 – Winn-Dixie Stores, Inc., (NYSE: WIN) today provided an update on the impact of recent hurricanes on the Company’s business. The Company also provided an update on its liquidity position as of September 22, 2004, the end of its first quarter of fiscal 2005.

Hurricanes Update

The Company’s named windstorm insurance covers losses resulting from inventory damage, property damage, power outages, preparation and cleanup expenses and civil authority closings, and it also includes business interruption coverage. The Company expects to be fully covered for losses due to Hurricanes Charley, Frances, Ivan and Jeanne in excess of its $10.3 million annual insurance deductible. The financial statement impact of the property and inventory losses related to the hurricanes is not expected to have a material adverse effect on earnings for the current quarter due to recoveries expected in excess of out-of-pocket costs. The Company is currently preparing its claim for business interruption and other loss coverage.

Extended store closings across the Company, including the Bahamas, as a result of the recent hurricanes have been limited, with most affected stores reopened and operational within 24-48 hours. Currently, Winn-Dixie has one store closed as a result of Hurricane Charley, one store closed as a result of Hurricane Frances, one store closed as a result of Hurricane Ivan and two stores closed as a result of Hurricane Jeanne. The Company’s distribution centers and manufacturing facilities have not been affected significantly and are fully operational. Ongoing updates on the effect of the hurricanes are available on the Company’s website at www.winn-dixie.com.

The Company’s ongoing lead market initiative in Miami-Ft. Lauderdale remains on track despite the hurricanes. To date, the Company has completed 18 store makeovers as planned and is on track to complete a total of approximately 60 of the targeted 92 stores by Thanksgiving.

Winn-Dixie is supporting local officials and the Red Cross to offer services and resources to help in the recovery effort. The Company again thanks its Associates who have worked diligently to continue serving customers in affected communities in trying circumstances, as well as those who are still working to repair the damage.

Liquidity Update

The Company reported that, as of the end of the first quarter of fiscal 2005, its total liquidity was approximately $453.0 million, including approximately $64.0 million in cash and cash equivalents and $389.0 million of net borrowing availability under its revolving credit facility. This compares with $448.5 million in total liquidity reported for the 2004 fourth quarter ended June 30, 2004, which was comprised of $56.8 million in cash and cash equivalents and $391.7 million of net borrowing availability under the revolving credit facility.

During the first quarter of fiscal 2005, the Company received cash proceeds of approximately $15 million from the sale of certain assets. Subsequent to the end of the quarter, the Company received $49 million in payment of its fiscal 2004 income tax receivable. This amount is not reflected in the first quarter cash balance.

Company management believes that current cash on hand, available trade credit, available borrowings under the revolving credit facility, anticipated cash flow from operations, cash increases as a result of improvements in working capital and the sale of assets from the execution of the asset rationalization plan will be sufficient to fund our current operating and capital needs.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain information in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements.

Factors generally that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements include, but are not limited to: (1) our ability to execute our strategic initiatives, including core market analysis and asset rationalization program, brand positioning, expense reduction, image makeovers and customer service, and our ability to fund these initiatives, particularly in light of covenants contained in Company financing documents and the impact of changes in the Company’s debt ratings by nationally recognized rating agencies; (2) our ability to increase sales and market share through the initiatives being tested in our lead market; (3) the success of our image makeover program and additional capital investments in addressing store conditions that management believes are negatively impacting sales; (4) our ability to increase capital spending levels in the future to fully maintain our store base and other capital assets; (5) our ability to maintain appropriate payment terms with our vendors; (6) our ability to enhance retail operations execution and achieve customer acceptance of improvement of in-store operations; (7) our ability to effectively implement pricing and promotional programs; (8) our response to the entry of new competitors in our markets, including traditional grocery store openings and the entry of non-traditional grocery retailers such as mass merchandisers, supercenters, warehouse club stores, dollar-discount stores, drug stores and conventional department stores; (9) our ability to upgrade our information systems and successfully implement new technology; (10) our ability to predict with certainty the reserve for self-insurance; (11) our ability to maintain appropriate sanitation and quality standards in our stores; (12) our ability to successfully resolve certain alleged class action lawsuits; (13) our ability to recruit, retain and develop key management and employees; (14) changes in federal, state or local laws or regulations affecting food manufacturing, distribution, or retailing, including environmental regulations; and (15) general business and economic conditions in the Company’s operating regions.

Please refer to discussions of these and other factors in this news release and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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